Exhibit 10.6(h)

Revised Specimen

HORACE MANN EDUCATORS CORPORATION

Amended and Restated 2002 Incentive Compensation Plan

Restricted Stock Units Agreement — Director

This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on                          ,              (the “Grant Date”) by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to                      (“Director”), under Section 6(e) and 7 of the Amended and Restated 2002 Incentive Compensation Plan (the “Plan”), of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Target Number Granted:

How Units Vest:

If Director ceases to be a director for any reason, other than death or a Change in Control, prior to the vesting date stated above, the Units granted hereunder shall be immediately forfeited. In the event of death or a Change in Control, the Units granted hereunder shall become vested and settlement shall be accelerated.

Settlement: Units granted hereunder, together with Units credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Common Stock, par value $.001 per share (“Shares”), for each Unit being settled.

The Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto and deemed a part hereof. The number of Units and the kind of shares deliverable in settlement and other terms and conditions of the Units are subject to adjustment in accordance with Section 5 hereof and Section 11(c) of the Plan.

Director acknowledges and agrees that (i) the Units are nontransferable, except as provided in Section 3 hereof and Section 11(b) of the Plan and (ii) sales of Shares will be subject to any Company policy regulating trading by Directors.

IN WITNESS WHEREOF, HORACE MANN EDUCATORS CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

HORACE MANN EDUCATORS CORPORATION

By:
Lou Lower
President & CEO

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Director by HORACE MANN EDUCATORS CORPORATION (the “Company”) and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding pages.

1. General. The Units are granted to Director under the Company’s Amended and Restated 2002 Incentive Compensation Plan (the “Plan”). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Director agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

2. Account for Director. The Company shall maintain a bookkeeping account for Director (the “Account”) reflecting the number of Units then credited to Director hereunder as a result of such grant of Units and any crediting of additional Units to Director pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).

3. Nontransferability. Until Units become settleable in accordance with the terms of this Agreement, Director may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.

4. Termination Provisions. The provisions governing the vesting and forfeiture of the Units are set forth in the Plan and Agreement.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then additional Units shall be credited to Director’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Common Stock at the payment date for such dividend or distribution.

(ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Director’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Director’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) Adjustments. The number of Units credited to Director’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Director’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Units credited to Director in connection with such event under Section 5(a) hereof in the discretion of the Committee.

(c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit and will be settled at the same time as the granted Unit.

6. Deferral of Settlement. Settlement of any Unit, which otherwise would occur upon the lapse of the risk of forfeiture of such Unit, will be deferred in certain cases if and to the extent validly elected by Director. Deferrals shall comply with requirements under Section 409A of the Internal Revenue Code (the “Code”). Unless otherwise restricted by Section 409A and regulations thereunder, Director will be permitted to elect deferral of settlement by filing an election at any time prior to the date of grant of such Units. At any time that Units are treated as deferred compensation subject to Section 409A, they will be subject to accelerated settlement under Section 9(a) of the Plan only if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v). Deferrals will be subject to such other restrictions and terms as may be adopted from time to time by the Company. Units granted hereunder, whether or not deferred, shall be settled in Shares.

7. Director Representations and Warranties Upon Settlement. As a condition to the settlement of the Units, the Company may require Director to make any representation or warranty to the Company as may be required under any applicable law or regulation.

8. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Director with respect to the Units shall be valid unless expressed in a written instrument executed by Director.

(b) No Promise of Service. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Director has a right to continue as a Director of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Units and Shares. The number of Units credited to Director’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Director shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(e) Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time of settlement the Company will withhold from any shares deliverable in settlement of the Units, in accordance with Section 11(d)(i) of the Plan, the number of shares having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Director will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting or settlement of Units.

(f) Statements. An individual statement of each Director’s Account will be issued to Director at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Director’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Director’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g) Unfunded Obligations. The grant of the Units and any provision for distribution in settlement of Director’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Director any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Director. With respect to Director’s entitlement to any distribution hereunder, Director shall be a general creditor of the Company.

(h) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Benefits, and any notice to the Director shall be addressed to the Director at Director’s address as then appearing in the records of the Company.

(i) Shareholder Rights. Director and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the Shares as specified herein.

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